Exhibit 10.1

Ecoark Holdings, Inc.

303 Pearl Parkway Suite 200,

San Antonio, TX

Attn.: Mr. Randy May

Chief Executive Officer

March 2, 2021

Dear Mr. May:

This letter agreement (this “Agreement”), when executed by the parties hereto, will memorialize our understanding and constitute an agreement between Ecoark Holdings, Inc., a Nevada corporation (collectively with its subsidiaries, the “Company”) and Centrecourt Asset Management LLC , a New York limited liability company (“Centrecourt Asset Management”) and Richard Smithline, individually solely for the purpose of Section 12 (“Smithline”), pursuant to which the Company agrees to retain Centrecourt Asset Management and Centrecourt Asset Management agrees to be retained by the Company under the terms and conditions set forth below:

1. The Company hereby retains Centrecourt Asset Management to provide it with financial advisory services. As compensation for the financial advisory services to be provided by Centrecourt Asset Management to the Company pursuant to this Agreement and for services previously rendered by Centrecourt Asset Management, the Company shall pay to Centrecourt Asset Management or its designee the following: (i) a number of shares of Common Stock in the Company equal in value to $675,000 (such shares to be valued at the lesser of (i) the closing price of the Common Stock on February 2, 2021 and (ii) the closing price of the Common Stock on the date of the effectiveness of the registration statement set forth below) to be delivered at the request of Centrecourt Asset Management in order to be included in the registration statement referred to below, and (ii) such other fees as are mutually agreed by the parties. The Company agrees to register the shares of Common Stock to be delivered as designated by Centrecourt Asset Management in a registration statement to be filed by the Company on April 1, 2021 or as soon thereafter as commercially reasonable at the request of Centrecourt Asset Management and to keep such registration statement effective in order that such shares may be sold in an orderly manner by Centrecourt Asset Management or its designees. The parties have executed a registration rights agreement, dated the date hereof, which governs the obligations of the parties with respect to the registration of the shares to be delivered as designated by Centrecourt Asset Management (the “Registration Rights Agreement”).

2.  The Company shall reimburse Centrecourt Asset Management for any and all reasonable expenses incurred by Centrecourt Asset Management in the performance of its duties hereunder, and Centrecourt Asset Management shall account for such expenses to the Company by submission of vouchers reasonably satisfactory to the Company setting forth in reasonable detai1 the amount and reason for such cost or expense.

3.  All obligations of Centrecourt Asset Management contained in this Agreement shall be subject to Centrecourt Asset Management's reasonable availability for such performance, in view of the nature of the requested service and the amount of notice received. Centrecourt Asset Management shall devote such time and effort to the performance of its duties hereunder as Centrecourt Asset Management shall determine is reasonably necessary for such performance. Centrecourt Asset Management may look to such others for such factual information, investment recommendations, economic advice and/or research, upon which to base its advice to the Company hereunder, as it shall deem appropriate. The Company shall furnish to Centrecourt Asset Management all information relevant to the performance by Centrecourt Asset Management of its obligations under this Agreement, or particular projects as to which Centrecourt Asset Management is acting as advisor, which will permit Centrecourt Asset Management to know all facts material to the advice to be rendered, and all materials or information reasonably requested by Centrecourt Asset Management. In the event that the Company fails or refuses to furnish any such material or information reasonably requested by Centrecourt Asset Management, and thus prevents or impedes Centrecourt Asset Management's performance hereunder, any inability of Centrecourt Asset Management to perform shall not be a breach of its obligations hereunder.

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4.  Nothing contained in this Agreement shall limit or restrict the right of Centrecourt Asset Management or of any partner, affiliate, employee, agent or representative of Centrecourt Asset Management, to be a partner, director, officer, employee, agent or representative of, or to engage in, any other business, whether or not of a similar nature to the Company's business, nor to limit or restrict the right of Centrecourt Asset Management to render services of any kind to any other corporation, firm, individual or association.

5.  Because Centrecourt Asset Management will be acting on your behalf, it is Centrecourt Asset Management’s practice to receive indemnification. A copy of Centrecourt Asset Management’s standard indemnification provisions (the “Indemnification Provisions”) is attached to this Agreement and is incorporated herein and made a part hereof.

6.  This Agreement may not be transferred, assigned or delegated by any of the parties hereto without the prior written consent of the other party hereto; provided that Centrecourt Asset Management may assign its rights to payment to an affiliate without the prior written consent of the Company.

7.  The failure or neglect of the parties hereto to insist, in any one or more instances, upon the strict performance of any of the terms or conditions of this Agreement, or their waiver of strict performance of any of the terms or conditions of this Agreement, shall not be construed as a waiver or relinquishment in the future of such term or condition, but the same shall continue in full force and effect.

8.  Any notices hereunder shall be sent to the Company and to Centrecourt Asset Management at their respective addresses. Any notice shall be given by hand delivery, email transmission or overnight delivery or courier service, against receipt therefor, and shall be deemed to have been given when received. Either party may designate any other address to which notice shall be given by giving written notice to the other of such change of address in the manner herein provided.

9.  This Agreement has been made in the State of New York and shall be construed and governed in accordance with the laws thereof without giving effect to principles governing conflicts of law.

10.  This Agreement contains the entire agreement between the parties as to the subject matter hereof, may not he altered or modified, except in writing, and signed by the party to be charged thereby, and supersedes any and all previous agreements between the parties relating to the subject matter hereof.

11.  This Agreement shall be binding upon the parties hereto and their respective heirs, administrators, successors and permitted assigns.

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12. Upon effectiveness of this agreement, (i) Smithline acknowledges on his behalf and on behalf of all affiliates, as defined by Rule 405 under the Securities Act of 1933, that except for the obligations under this agreement and the Registrations Rights Agreement , neither the Company or any subsidiary, officer or director has any liability to Centrecourt Asset Management, Smithline or any affiliate of Smithline and (ii) the Company acknowledges on its behalf and on behalf of all affiliates, as defined by Rule 405 under the Securities Act of 1933, that except for the obligations under this agreement and the Registrations Rights Agreement referred to above, neither Smithline, Centrecourt Asset Management, or any subsidiary, officer or director has any liability to the Company or any affiliate of the Company.

If you are in agreement with the foregoing, please execute two copies of this letter in the space provided below and return them to the undersigned.

Yours truly,

Centrecourt Asset Management LLC

By:	/s/ Richard Smithline
Name:	Richard Smithline
Title:	Chief Executive Officer, and on behalf of himself and his affiliates.

ACCEPTED AND AGREED TO

AS OF THE DATE FIRST ABOVE

WRITTEN:

Ecoark Holdings, Inc.

By:	/s/ Randy May
Name:	Randy May
Title:	Chief Executive Officer

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INDEMNIFICATION PROVISIONS

Ecoark Holdings, Inc., a corporation (collectively with its Subsidiaries, and future subsidiaries, the “Company”), agree to indemnify and hold harmless Centrecourt Asset Management LLC, a New York limited liability company (“Centrecourt Asset Management”), and each of its members, officers, directors and affiliates, including without limitation, Puritan Partners, LLC a New York Limited Liability Company, from and against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise are each a “Liability”), including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which Centrecourt Asset Management is a party), directly or indirectly, relating to, based upon, arising out of, or in connection with, its acting for the Company under the Agreement, dated as of February [23], 2021 between the Company and Centrecourt Asset Management to which these indemnification provisions are attached and form a part (the “Agreement”), except to the extent that any such Liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from Centrecourt Asset Management' gross negligence or willful misconduct. The Company also agrees that Centrecourt Asset Management shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of Centrecourt Asset Management, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from Centrecourt Asset Management's gross negligence or willful misconduct.

The indemnification provisions contained herein shall be in addition to any liability which the Company may otherwise have to Centrecourt Asset Management or the persons identified below in this sentence and shall extend to the following: Centrecourt Asset Management, its affiliated entities, partners, employees, legal counsel, agents and controlling persons (within the meaning of the federal securities laws), and the officers, directors, employees, legal counsel, agents and controlling persons of any of them. All references to Centrecourt Asset Management in these indemnification provisions shall be understood to include any and all of the foregoing.

If any action, suit, proceeding or investigation is commenced, as to which Centrecourt Asset Management proposes to demand indemnification, it shall notify the Company with reasonable promptness (but any failure by Centrecourt Asset Management to notify the Company shall not relieve the Company from its obligations hereunder except to the extent the Company is damaged by such failure); and the Company shall promptly assume the defense of such action, suit, proceeding or investigation, including the employment of counsel (reasonably satisfactory to Centrecourt Asset Management) and payment of fees and expenses. Notwithstanding the foregoing sentence, Centrecourt Asset Management shall have the right to retain counsel of its own choice to represent it and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company, but the fees and expenses of such counsel employed by Centrecourt Asset Management shall be at the expense of Centrecourt Asset Management unless (i) the employment of such counsel shall have been authorized in writing by the Company in connection with the defense of such action, (ii) the Company shall not have promptly employed counsel reasonably satisfactory to Centrecourt Asset Management, or (iii) counsel appointed to represent Centrecourt Asset Management shall have reasonably concluded that there is a conflict of interest that precludes such counsel from representing the Company or its affiliates and Centrecourt Asset Management and its affiliates, in such event such fees and expenses shall be borne by the Company and the Company shall not have the right to direct the defense of such action on behalf of Centrecourt Asset Management. The Company shall be liable for any settlement of any claim against Centrecourt Asset Management made with the Company's written consent, which consent shall not be unreasonably withheld. The Company shall not, without the prior written consent of Centrecourt Asset Management, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as unconditional term thereof, the giving by the c1aimant to Centrecourt Asset Management of an unconditional release from all liability in respect of such claim.

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In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and Centrecourt Asset Management, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, and disbursements to which the indemnified persons may be subject in accordance with the relative benefits received by the Company, on the one hand, and Centrecourt Asset Management, on the other hand, and also the relative fault of the Company, on the one hand, and Centrecourt Asset Management, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements and all relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, Centrecourt Asset Management shall not be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by Centrecourt Asset Management pursuant to the Agreement.

Neither termination nor completion of the engagement of Centrecourt Asset Management referred to above shall affect these indemnification provisions which shall then remain operative and in full force and effect.

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